Exhibit (10b)

POTLATCH CORPORATION
SEVERANCE PROGRAM FOR EXECUTIVE EMPLOYEES
Amended and Restated Effective February 14, 2014

POTLATCH CORPORATION
SEVERANCE PROGRAM FOR EXECUTIVE EMPLOYEES
Effective September 5, 2013
Amended and Restated Effective February 14, 2014

Section 1	ADOPTION AND PURPOSE OF PROGRAM.
Potlatch Corporation (the “Company”) most recently amended and restated the Potlatch Corporation Severance Program for Executive Employees (the “Program”), effective September 5, 2013. This amendment and restatement is effective as of February 14, 2014 and applies in the case of any Separation from Service on and after such date; the applicable prior version of the Program applies to any Separation from Service prior to such date. The Program is designed to provide a program of severance payments to certain employees of the Company and its designated subsidiaries. The Program is an employee welfare benefit plan within the meaning of Section 3(1) of ERISA and Section 2510.3-1 of the regulations issued thereunder. The plan administrator of the Program for purposes of ERISA is the Committee.

Section 2	DEFINITIONS.
(a)    “Affiliate” means any other entity which would be treated as a single employer with the Company under Section 414(b) or (c) of the Code, provided that in applying such Sections and in accordance with the rules of Treasury Regulation Section 1.409A-1(h)(3), the language “at least 50 percent” shall be used instead of “at least 80 percent.”
(b)    “Base Compensation” means an Eligible Employee’s base rate of pay as in effect at the time the Eligible Employee Separates from Service, or, if greater, the rate in effect at the time Good Reason occurs or the time a Change in Control occurs, if applicable. An Eligible Employee’s base rate of pay shall be determined without reduction for (i) any deferred contributions made by the Eligible Employee pursuant to the Salaried 401(k) Plan, or (ii) any contributions made by the Eligible Employee pursuant to the Potlatch Management Deferred Compensation Plan.
(c)    “Beneficiary” means the person or persons who become entitled to receive payment as a result of the death of an Eligible Employee. The Eligible Employee may designate a beneficiary under the Program in a form provided by the Committee.
(d)    “Benefits Committee” means the Potlatch Corporation Benefits Committee and any successor committee thereto.
(e)    “Board” means the Board of Directors of the Company.
(f)    “Cause” means dishonesty, fraud, serious or willful misconduct, conduct prohibited by law (except minor violations), or the Eligible Employee’s material breach of any of his or her obligations regarding noncompetition, nonsolicitation or the protection of confidential or proprietary information and trade secrets, as those obligations are set forth in any written agreement executed between the Eligible Employee and the Participating Company, in each case as determined by the Vice President, Human Resources, of the Company or, in the case of executive officers, the Board or the Committee.

(g)    “Change in Control” means the occurrence of any of the following events:
(i)    The consummation of a merger or consolidation involving the Company (a “Business Combination”), in each case, unless, following such Business Combination,
(A)    all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the then outstanding shares of common stock of the Company (the “Outstanding Common Stock”) and the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”) immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the Company or other entity resulting from such Business Combination (including, without limitation, a corporation or other entity which as a result of such transaction owns the Company either directly or through one (1) or more subsidiaries),
(B)    no individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a “Person”) (excluding any corporation or other entity resulting from such Business Combination or any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries or such other corporation or other entity resulting from such Business Combination) beneficially owns, directly or indirectly, thirty percent (30%) or more of, respectively, the then outstanding shares of common stock or common equity of the corporation or other entity resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation or other entity except to the extent that such ownership is based on the beneficial ownership, directly or indirectly, of Outstanding Common Stock or Outstanding Voting Securities immediately prior to the Business Combination, or
(C)    at least a majority of the members of the board of directors or similar governing body of the corporation or other entity resulting from such Business Combination were members of the Board at the time of the execution of the initial agreement providing for, or of the action of the Board to approve, such Business Combination; or
(ii)    Individuals who, as of May 6, 2013 constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director of the Company subsequent to May 6, 2013 whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors of the Company then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors of the Company, an actual or threatened solicitation of proxies or consents or any other actual or threatened action by, or on behalf of any Person other than the Board; or
(iii)    The acquisition by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty percent (30%) or more of either:
(A)    the then Outstanding Common Stock, or
(B)    the combined voting power of the Outstanding Voting Securities,

provided, however, that the following acquisitions shall not be deemed to be covered by this paragraph (iii):
(I)     any acquisition of Outstanding Common Stock or Outstanding Voting Securities by the Company;
(II)    any acquisition of Outstanding Common Stock or Outstanding Voting Securities by any employee benefit plan (or related trust) sponsored or maintained by the Company; and
(III)    any acquisition of Outstanding Common Stock or Outstanding Voting Securities by any corporation pursuant to a transaction that complies with clauses (A), (B) and (C) of paragraph (i) of this definition; or
(iv)    The consummation of the sale, lease or exchange of all or substantially all of the assets of the Company.
(h)    “Code” means the Internal Revenue Code of 1986, as amended.
(i)    “Committee” means the Executive Compensation and Personnel Policies Committee of the Board.
(j)    “Company” has the meaning set forth in Section 1. References to the Company include Participating Companies where the context so indicates.
(k)    “Eligible Employee” means a Principal Officer of a Participating Company or other employee of a Participating Company who participates in the Program.
(l)    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
(m)    “Good Reason” means the existence of any one or more of the following conditions without an Eligible Employee’s express written consent: (i) the assignment to the Eligible Employee of any duties or responsibilities that results in a material diminution of his or her duties or responsibilities as in effect immediately prior to such assignment; provided, however, that, for the avoidance of doubt, a change in his or her title or reporting relationships shall not constitute Good Reason; (ii) a material reduction in the Eligible Employee’s annual base salary, as determined by taking into account the annual base salary in effect immediately prior to such reduction (and as may have been increased after the date of a Change in Control); (iii) a material reduction in the Eligible Employee’s aggregate employee benefit opportunities provided under material Benefit Plans, as determined by taking into account, in the aggregate, such opportunities in effect immediately prior to such reduction (and as may have been increased after the date of a Change in Control), unless such reduction is part of an across-the-board reduction of employee benefit opportunities for substantially all similarly-situated employees of the Participating Company as of the time of such reduction; (iv) a relocation of the Eligible Employee’s business office to a location more than fifty (50) miles from the location at which he or she performs duties as of the date such relocation requirement or request is communicated to the Eligible Employee by the Participating Company, except for required business travel to an extent substantially consistent with his or her business travel obligations prior to such date; or (v) a material breach by the Participating Company of any material written agreement between the Eligible Employee and the Participating Company concerning the terms and conditions of the Eligible Employee’s employment or other service relationship with the Participating

Company. For purposes of this definition of “Good Reason,” the term “Benefit Plan” means any cash or equity-based incentive plan, qualified and nonqualified employee benefit plan or any employee welfare plan of the Participating Company.
(n)    “Identification Date” means each December 31.
(o)    “Incentive Plan” means the Potlatch Corporation Annual Incentive Plan and any successor plan.
(p)    “Key Employee” means an Eligible Employee who, on an Identification Date, is:
(i)    An officer of the Company or an Affiliate having annual compensation greater than the compensation limit in Section 416(i)(l)(A)(i) of the Code, provided that no more than fifty (50) officers of the Company and its Affiliates shall be determined to be Key Employees as of any Identification Date;
(ii)    A five percent (5%) owner of the Company; or
(iii)    A one percent (1%) owner of the Company having annual compensation from the Company and its Affiliates of more than $150,000.
If an Eligible Employee is identified as a Key Employee on an Identification Date, then such Eligible Employee shall be considered a Key Employee for purposes of the Program during the period beginning on the first April 1 following the Identification Date and ending on the next March 31.
(q)    “Normal Retirement Date” means “normal retirement date” as determined under the Retirement Plan.
(r)    “Participating Company” means the Company and its subsidiaries designated by the Committee to participate in the Program.
(s)    “Present Value” means the present value calculated using the assumed discount rate applied in projecting the Company’s pension benefit obligations for financial reporting purposes and the RP 2000 mortality table.
(t)    “Principal Officers” means the chairman and chief executive officer, president and chief operating officer, chief financial officer, secretary, treasurer and controller and any elected vice president of a Participating Company.
(u)    “Program” has the meaning set forth in Section 1.
(v)    “Retirement Plan” means the Potlatch Salaried Retirement Plan as in effect from time to time.
(w)    “Salaried 401(k) Plan” means the Potlatch Salaried 401(k) Plan as in effect from time to time.
(x)    “Section 409A” means Section 409A of the Code, including regulations and guidance promulgated thereunder.
(y)    “Separation from Service” or “Separates from Service” means termination of an Eligible Employee’s service as an Eligible Employee consistent with the requirements of Section 409A. For purposes of the Program, “Separation from Service” (including “Separates from Service”) generally means termination of an Eligible Employee’s employment as a common-law employee of the Company and each Affiliate.
(z)    “Supplemental Plans” means the Potlatch Corporation Salaried Employees’ Supplemental Benefit Plan and Potlatch Corporation Salaried Supplemental Benefit Plan II and any successor plan.
(aa)    “Year of Service” means a year of vesting service as determined under the Retirement Plan.

Section 3	ELIGIBILITY.
All Principal Officers and appointed vice presidents of the Participating Companies and such other employees of the Participating Companies who are designated by the Committee to participate in the Program shall be eligible to participate in the Program. As a condition to participation in the Program, each Eligible Employee shall agree in writing to become bound by its terms.

Section 4	SEVERANCE BENEFITS.
(a)    Basic Severance Benefits. Upon the occurrence of any of the events specified in Section 5(a), an Eligible Employee shall receive (in lieu of any other severance benefit payable under any other plan or program now or hereafter maintained by a Participating Company) basic severance benefits under the Program as follows:
(i)    A lump sum cash benefit equal to three (3) weeks of the Eligible Employee’s Base Compensation for each full Year of Service completed by such Eligible Employee, provided that the sum of the amounts payable under this Section 4(a)(i) shall not be less than an amount equal to one (1) year of the Eligible Employee’s Base Compensation;
(ii)    A lump sum cash benefit equal to the Eligible Employee’s unused and accrued vacation pay, if any, determined as of the date when the Eligible Employee Separates from Service under the terms of the Participating Company’s vacation policy as in effect when the applicable event specified in Section 5(a) occurs (which, in the case of Separation from Service pursuant to Section 5(a)(iii), shall be the date of the material change rather than the date the Eligible Employee Separates from Service);
(iii)    Eligibility for an “Award” under the Incentive Plan for the “Award Year” in which the Eligible Employee Separates from Service, determined under all the terms and conditions of the Incentive Plan;
(iv)    In consideration of the Eligible Employee’s future health care needs, a lump sum cash benefit in an amount equal to the product of (A) the total monthly premium for medical and dental coverage, if any, for the Eligible Employee in effect on the day preceding the date of the Eligible Employee’s Separation from Service, and (B) twelve (12); and
(v)    Reimbursement for outplacement services incurred for a period of up to twelve (12) months from the date of the Eligible Employee’s Separation from Service. The Eligible Employee must submit his or her receipts in accordance with the Participating Company’s then current expense reimbursement policy.

(b)    Change in Control Benefits. Upon the occurrence of any of the events specified in Section 5(b), an Eligible Employee shall receive (in lieu of any severance benefit payable under Section 4(a) or any other severance benefit payable under any other plan or program now or hereafter maintained by a Participating Company) Change in Control benefits under the Program as follows:
(i)    A lump sum cash benefit equal to the Eligible Employee’s annual Base Compensation plus his or her annual Base Compensation multiplied by his or her target bonus percentage (as determined pursuant to the Incentive Plan), determined as of the date of the Change in Control or the effective date the Eligible Employee Separates from Service, whichever produces the larger amount, multiplied by the appropriate factor from the following table:

Eligible Employee	Pay Multiple Factor
Chief Executive Officer Other Eligible Employees	3.00 2.50
(ii)    A lump sum cash benefit equal to the Eligible Employee’s unused and accrued vacation pay, if any, determined as of the date on which the Eligible Employee Separates from Service under the terms of the Participating Company’s vacation policy. For this purpose, an Eligible Employee’s Base Compensation and the terms of the vacation policy shall be determined as of the date when the Eligible Employee Separates from Service;
(iii)    Eligibility for an “Award” for the “Award Year” in which the Eligible Employee Separates from Service under the Incentive Plan determined under all the terms and conditions of such plan but based on the Eligible Employee’s target bonus determined pursuant to such plan; provided, however, that such benefit shall not be payable with respect to any Award Year for which the Eligible Employee receives a payment pursuant to any similar change in control provision in or related to the Incentive Plan;
(iv)    In consideration of the Eligible Employee’s future health care needs, a lump sum cash benefit in an amount equal to the product of (A) the total monthly premium for medical and dental coverage, if any, for the Eligible Employee and his or her spouse and dependents in effect on the day preceding the date of the Eligible Employee’s Separation from Service, and (B) twelve (12);
(v)    Reimbursement for outplacement services incurred for a period of up to twelve (12) months from the date of the Eligible Employee’s Separation from Service. The Eligible Employee must submit his or her receipts in accordance with the Participating Company’s current expense reimbursement policy;
(vi)    In the case of an Eligible Employee who has less than two (2) Years of Service on the date he or she Separates from Service, a lump sum cash benefit equal to the unvested portion, if any, of the Eligible Employee’s “401(k) Plan Supplemental Benefit” account under the Supplemental Plans. The value of those portions of the Eligible Employee’s “401(k) Plan Supplemental Benefit” account referred to in the preceding sentence shall be determined as of the date the Eligible Employee Separates from Service with the Participating Company; and
(vii)    A lump sum cash benefit equal to the Present Value of the Eligible Employee’s “Normal Retirement Benefit” and “Retirement Plan Supplemental Benefit” determined under the Retirement Plan and the Supplemental Plans, respectively, if the Eligible Employee was not entitled to a “Vested Benefit” under the Retirement Plan as of the date the Eligible Employee Separates from Service with the Participating Company.
(c)    Limitation on Payments Under Certain Circumstances.
(i)    Notwithstanding any other provision under the Program, in the event that an Eligible Employee becomes entitled to receive or receives any payments or benefits under the Program or under any other plan, agreement, program or arrangement with an Affiliate (collectively, the “Payments”), that may separately or in the aggregate constitute “parachute payments” within the meaning of Section 280G of the Code and the Treasury regulations promulgated thereunder (“Section 280G”) and it is determined that, but for this Section 4(c)(i), any of the Payments will be subject to any excise tax pursuant to Section 4999 of the Code or any similar or successor provision (the “Excise Tax”), the Participating Company shall pay to the Eligible Employee either (A) the full amount of the Payments or (B) an amount equal to the Payments reduced by the minimum amount necessary to prevent any portion of the Payments from being an “excess parachute payment” (within the meaning of Section 280G) (the “Capped Payments”), whichever of the foregoing amounts results in the receipt by the Eligible Employee, on an after-tax basis (with consideration of all taxes incurred in connection with the Payments, including the Excise Tax), of the greatest amount of Payments notwithstanding that all or some portion of the Payments may be subject to the Excise Tax. For purposes of determining whether an Eligible Employee would receive a greater after-tax benefit from the Capped Payments than from receipt of the full amount of the Payments and for purposes of Section 4(c)(iii) (if applicable), the Eligible Employee shall be deemed to pay federal, state and local taxes at the highest marginal rate of taxation for the applicable calendar year.
(ii)    All computations and determinations called for by Sections 4(c)(i) and 4(c)(iii) shall be made and reported in writing to the Company and the Eligible Employee by a third-party service provider selected by the Company (the “Tax Advisor”), and all such computations and determinations shall be conclusive and binding on the Company and the Eligible Employee. For purposes of such calculations and determinations, the Tax Advisor may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Eligible Employee shall furnish to the Tax Advisor such information and documents as the Tax Advisor may reasonably request in order to make the required calculations and determinations. The Company shall bear all fees and expenses charged by the Tax Advisor in connection with its services.
(iii)    In the event that Section 4(c)(i) applies and a reduction is required to be applied to the Payments thereunder, the Payments shall be reduced by the Company in a manner and order of priority that provides the Eligible Employee with the largest net after-tax value; provided that payments of equal after-tax present value shall be reduced in the reverse order of payment. Notwithstanding anything to the contrary herein, any such reduction shall be structured in a manner intended to comply with Section 409A.
(d)    No Duty to Mitigate; Offset. The Eligible Employee shall not be required to mitigate the amount of any payments provided under Section 4(b), nor shall any payment or benefit provided for in Section 4(b) be offset by any compensation earned by the Eligible Employee as the result of employment by another employer or by retirement benefits. Notwithstanding the foregoing, the Committee in its sole discretion may reduce any payments provided under Section 4(a), 4(b) and 4(c) (to an amount not less than zero) by any payments that an Eligible Employee has or will receive pursuant to an arrangement or agreement with the Participating Company that provides for severance payments, including related tax payments, to which such Eligible Employee may be entitled in the event of termination of employment, provided that no such payments are subject to the requirements of Section 409A.

Section 5	CONDITIONS FOR PAYMENT OF SEVERANCE BENEFITS.
(a)    Payment of Basic Severance Benefits. Subject to the provisions of Section 5(c), an Eligible Employee will be eligible for the benefits specified in Section 4(a) upon the occurrence of any of the following events (except that an Eligible Employee who has satisfied the conditions of Section 5(b) will be eligible for the benefits specified in Section 4(b) rather than the benefits specified in Section 4(a)):
(viii)    The Eligible Employee’s involuntary termination of employment that constitutes a Separation from Service by the Company for any reason other than Cause; or
(ix)    Termination as a Participating Company of the entity employing the Eligible Employee due to the sale to a third party or a spin-off of a designated subsidiary, subject to the limitations of Section 5(c)(ii) and provided that such transaction is a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company as defined in the regulations promulgated under Section 409A; or
(x)    The Eligible Employee Separates from Service with a Company within twenty-four (24) months following an event that constitutes Good Reason. An Eligible Employee shall not be deemed to have experienced a Separation from Service hereunder unless (i) the Eligible Employee notifies the Company in writing of the condition that he or she believes constitutes Good Reason within thirty (30) days of the initial existence thereof (which notice specifically identifies such condition and the details regarding its existence), (ii) the Company fails to remedy or cause to be remedied such condition within thirty (30) days after the date on which it receives such notice (the “Remedial Period”), and (iii) the Eligible Employee terminates his or her service relationship with the Company within sixty (60) days after the end of the Remedial Period. An Eligible Employee’s failure to include in the notice any fact or circumstance that contributes to a showing of Good Reason shall not waive any right he or she has hereunder or preclude the Eligible Employee from asserting such fact or circumstance in enforcing his or her rights hereunder.
For the avoidance of doubt and purposes of this Section 5(a), the term “Company” includes any Participating Company or successor entity, as applicable.
Notwithstanding the foregoing, no benefits shall be available under this Section 5(a) if (i) the Eligible Employee Separates from Service with a Company due to death or because he or she is eligible for or receiving long-term or permanent disability benefits under the Company’s disability income plan as in effect on the date of onset of disability or (ii) the Eligible Employee satisfies all of the following conditions:
(A)    he or she Separates from Service on or after his or her Normal Retirement Date;
(B)    for the two (2) year period immediately before retirement, he or she qualified as an Eligible Employee; and
(C)    his or her benefits under the Retirement Plan, Salaried 401(k) Plan and Supplemental Plans which, when converted to a straight life annuity (and excluding any portion of the benefit under the Salaried 40l(k) Plan which represents contributions by the Eligible Employee), equals, in the aggregate, at least $44,000.
(b)    Payment of Change in Control Benefits. Subject to the provisions of Section 5(c), an Eligible Employee will be eligible for the benefits specified in Section 4(b) upon the occurrence of any of the following events within twenty-four (24) months following a Change in Control:
(iv)    The Eligible Employee experiences an involuntary termination of employment that constitutes a Separation from Service for any reason other than Cause; or
(v)    The Eligible Employee Separates from Service for Good Reason, provided that the Eligible Employee was employed by the Company on the date immediately preceding the Change in Control. An Eligible Employee shall not be deemed to have experienced a Separation from Service hereunder unless (i) the Eligible Employee notifies the Company in writing of the condition that he or she believes constitutes Good Reason within thirty (30) days of the initial existence thereof (which notice specifically identifies such condition and the details regarding its existence), (ii) the Company fails to remedy or cause to be remedied such condition within thirty (30) days after the date on which it receives such notice (the “Remedial Period”), and (iii) the Eligible Employee terminates his or her service relationship with the Company within sixty (60) days after the end of the Remedial Period. An Eligible Employee’s failure to include in the notice any fact or circumstance that contributes to a showing of Good Reason shall not waive any right he or she has hereunder or preclude the Eligible Employee from asserting such fact or circumstance in enforcing his or her rights hereunder.
For the avoidance of doubt and for purposes of this Section 5(b), the term “Company” includes any Participating Company or successor entity, as applicable.
Notwithstanding the foregoing, no benefits shall be available under this Section 5(b) if the Eligible Employee Separates from Service with a Company due to death or because he or she is eligible for or receiving long-term or permanent disability benefits under the Company’s disability income plan as in effect on the date of onset of disability.
(c)    Limitations on Eligibility for Benefits.
(i)    If an Eligible Employee is assigned from one to another Participating Company, he or she shall not be considered to have Separated from Service under the provisions of the Program.
(ii)    No benefit will be payable hereunder due to an Eligible Employee’s Separation from Service because of the sale to a third party or spin-off of a division (or other operating assets) of a Participating Company or the termination of the Eligible Employee’s employer’s status as a Participating Company upon the sale to a third party or spin-off of a designated subsidiary where such sale or spin-off is a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company as defined in the regulations promulgated under Section 409A, if (A) (I) the Eligible Employee is employed in the same or better job by the purchaser of such division, assets, or subsidiary or such other spun-off entity or (II) such purchaser or spun-off entity is contractually obligated to offer the Eligible Employee the same or a better job and (B) such purchaser or spun-off entity is contractually obligated to maintain a plan which in all material respects is equivalent to the Program, providing for continuing coverage of the Eligible Employee for two (2) years following the sale or spin-off of such division, assets or subsidiary.

(iii)    To the extent that an Eligible Employee shall have received severance payments or other severance benefits under any other plan or agreement of the Participating Company before receiving benefits hereunder, the severance payments or other severance benefits under such other plan or agreement shall reduce (but not below zero) the corresponding benefits to which the Eligible Employee shall be entitled under Section 4. To the extent that an Eligible Employee accepts payments made pursuant to Section 4, he or she shall be deemed to have waived his or her right to receive a corresponding amount of future severance payments or other severance benefits under any other plan or agreement of the Participating Company. Benefits provided under the Program shall be in lieu of or offset by, as determined by the Committee, any termination or severance payments or other severance benefits for which the Eligible Employee may be eligible under any of the plans or agreements of the Company or an Affiliate or under the Worker Adjustment Retraining Notification Act of 1988 or any similar statute or regulation.
(iv)    Any and all amounts payable and benefits or additional rights provided pursuant to the Program shall only be payable if an Eligible Employee timely delivers to the Participating Company and does not revoke a general waiver and release of claims in favor of the Participating Company and related parties identified therein in the form presented by the Participating Company, and the revocation period related to such general waiver and release has expired. Such general waiver and release shall be executed and delivered (and the revocation period related thereto, if any, shall have lapsed without revocation having been made) within sixty (60) days following the Eligible Employee’s Separation from Service.
(v)    Any amounts or benefits payable but not made as of the Eligible Employee’s death shall be paid to the Beneficiary. If a designated Beneficiary does not survive the Eligible Employee or dies before receiving all such payments, payment of the balance shall be made to the estate of the last to die of the Eligible Employee or the designated Beneficiary.

Section 6	TIME AND FORM OF BENEFIT.
(a)    Time of Benefit. Except as provided in Section 6(b), distributions made to Eligible Employees will commence no more than sixty (60) days following the Eligible Employee’s Separation from Service, provided the applicable revocation period required for the release under Section 5(c)(iv) has lapsed at that time without revocation having been made.
(b)    Key Employees. Notwithstanding any other provision of the Program, a distribution of benefits subject to the requirements of Section 409A made to an Eligible Employee who is identified as a Key Employee at the time of his or her Separation from Service will be delayed for a minimum of six (6) months if the Eligible Employee’s distribution is triggered by his or her Separation from Service. Any payment that otherwise would have been made except for the application of this Section 6(b) during such six (6) month period will be made in one (1) lump sum payment not later than the last day of the second month following the month that is six (6) months from the date the Eligible Employee Separates from Service. The determination of which Eligible Employees are Key Employees will be made by the Committee in its sole discretion in accordance with this Section 6(b) and Sections 416(i) and 409A of the Code and the regulations promulgated thereunder.
(c)    Form of Benefit. The benefits described in Section 4(a)(i) shall be paid, less withholding for applicable taxes, in monthly installments over a period not to exceed twelve (12) months from the date the Eligible Employee Separates from Service. The benefits described in Sections 4(a)(ii) and 4(a)(iv)

shall be paid, less withholding for applicable taxes, in a lump sum. The benefits described in Sections 4(b)(i), (ii), (iv), (vi) and (vii) shall be paid, less withholding for applicable taxes, in a lump sum.

Section 7	EFFECT OF DEATH OF EMPLOYEE.
Should an Eligible Employee die after Separation from Service but while participating in the Program and prior to the payment of the entire benefit due hereunder, the balance of the benefit payable under the Program shall be paid in a lump sum to the estate of the Eligible Employee.

Section 8	AMENDMENT AND TERMINATION.
The Company reserves the right to amend or terminate the Program at any time and to increase or decrease the amount of any benefit provided under the Program; provided, however, that as to any individual who has qualified as an Eligible Employee and has become entitled to any Change in Control benefit under Section 4(b), the Program cannot be terminated or amended to reduce any benefit provided under Section 4(b) or make any condition pertaining to qualification for the Change in Control benefit under Section 4(b) materially more restrictive. Once an individual has qualified as an Eligible Employee, the Program may not be amended to cause such individual to cease to qualify as an Eligible Employee for purposes of determining that individual’s eligibility for the Change in Control benefit under Section 4(b). Notwithstanding any other provision of the Program, following a Change in Control this Section 8 may not be amended for a period of three (3) years.
Notwithstanding the foregoing, the Vice President, Human Resources, of the Company shall have the power and authority to amend the Program with respect to any amendment that (i) does not materially increase the cost of the Program to the Company or (ii) is required to comply with new or changed legal requirements applicable to the Program, including, but not limited to, Section 409A.

Section 9	CLAIMS PROCEDURE.
(a)    Claims. All applications for benefits and all inquiries concerning claims under the program shall be submitted to the following address: Benefits Committee, Severance Program for Executive Employees, Potlatch Corporation, 601 W. First Avenue, Suite 1600, Spokane, Washington 99201.
(b)    Denial of Claims. In the event that any application for benefits under the Program is denied in whole or in part, the Benefits Committee shall notify the applicant in writing of such denial and shall advise the applicant of the right to a review thereof. Such written notice shall set forth, in a manner calculated to be understood by the applicant, specific reasons for such denial, specific references to the provisions of the Program on which such denial is based, a description of any information or material necessary for the applicant to perfect his or her application, an explanation of why such material is necessary and an explanation of the Program’s review procedures and the time limits applicable to such procedures, including a statement of the applicant’s right to bring a civil action under Section 502(a) of ERISA following a denial on review of the claim, as described in Section 10. Such written notice shall be given to the applicant within ninety (90) days after the Benefits Committee receives the application, unless special circumstances require an extension of time of up to an additional ninety (90) days for processing the application. If such an extension of time for processing is required, written notice of the extension shall be furnished to the applicant prior to the termination of the initial ninety (90) day period. This notice of extension shall indicate the special circumstances requiring the extension of time and the date by which the Benefits Committee expects to render its decision on the application for benefits.

Section 10	REVIEW PROCEDURE.
(a)    Informal Resolution of Questions. Any Eligible Employee who has questions or concerns about his or her benefits under the Program is encouraged to communicate with the Vice President, Human Resources, of the Company. If this discussion does not give the Eligible Employee satisfactory results, a formal claim for benefits may be made within one (1) year of the event giving rise to the claim in accordance with the procedures of this Section 10. If a participant fails to file a formal claim within the preceding limitation period, the participant shall not be entitled to bring any legal or equitable action for benefits under the Program.
(b)    Formal Benefits Claim – Review by Benefits Committee. An Eligible Employee may make a written request for review of any matter concerning his or her benefits under the Program. The claim must be submitted to the following address: Benefits Committee, Severance Program for Executive Employees, Potlatch Corporation, 601 W. First Avenue, Suite 1600, Spokane, Washington 99201. The Benefits Committee shall decide the action to be taken with respect to any such request and may require additional information, if necessary, to process the request. The Benefits Committee shall review the request and shall issue its decision, in writing, no later than ninety (90) days after the date the request is received, unless the circumstances require an extension of time. If such an extension is required, written notice of the extension shall be furnished to the person making the request within the initial ninety (90) day period, and the notice shall state the circumstances requiring the extension and the date by which the Benefits Committee expects to reach a decision on the request. In no event shall the extension exceed a period of ninety (90) days from the end of the initial period.
(c)    Notice of Denied Request. If the Benefits Committee denies a request in whole or in part, it shall provide the person making the request with written notice of the denial within the period specified in Section 10(b). The notice shall set forth the specific reason for the denial, reference to the specific Program provisions upon which the denial is based, a description of any additional material or information necessary to perfect the request, an explanation of why such information is required, and an explanation of the Program’s appeal procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.
(d)    Appeal to Benefits Committee.
(i)    A person whose request has been denied in whole or in part (or such person’s authorized representative) may file an appeal of the decision in writing with the Benefits Committee within sixty (60) days of receipt of the notification of denial. The appeal must be submitted to the following address: Benefits Committee, Potlatch Corporation, 601 W. First Avenue, Suite 1600, Spokane, Washington 99201. The Benefits Committee, for good cause shown, may extend the period during which the appeal may be filed for another sixty (60) days. The appellant and his or her authorized representative shall be permitted to submit written comments, documents, records and other information relating to the claim for benefits. Upon request and free of charge, the appellant should be provided reasonable access to, and copies of, all documents, records or other information relevant to the appellant’s claim.
(ii)    The Benefits Committee’s review shall take into account all comments, documents, records and other information submitted by the appellant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The Benefits

Committee’s review shall not be restricted to those provisions of the Program cited in the original denial of the claim.
(iii)    The Benefits Committee shall issue a written decision within a reasonable period of time but not later than sixty (60) days after receipt of the appeal, unless special circumstances require an extension of time for processing, in which case the written decision shall be issued as soon as possible, but not later than one hundred twenty (120) days after receipt of an appeal. If such an extension is required, written notice shall be furnished to the appellant within the initial sixty (60) day period. This notice shall state the circumstances requiring the extension and the date by which the Benefits Committee expects to reach a decision on the appeal.
(iv)    If the decision on the appeal denies the claim in whole or in part, written notice shall be furnished to the appellant. Such notice shall state the reason(s) for the denial, including references to specific Program provisions upon which the denial was based. The notice shall state that the appellant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits. The notice shall describe any voluntary appeal procedures offered by the Program and the appellant’s right to obtain the information about such procedures. The notice shall also include a statement of the appellant’s right to bring an action under Section 502(a) of ERISA.
(v)    The decision of the Benefits Committee on the appeal shall be final, conclusive and binding upon all persons and shall be given the maximum possible deference allowed by law.
(e)    Exhaustion of Remedies. No legal or equitable action for benefits under the Program shall be brought unless and until the claimant has submitted a written claim for benefits in accordance with Section 10(a), has been notified that the claim is denied in accordance with Section 10(c), has filed a written request for a review of the claim in accordance with Section 10(d), and has been notified in writing that the Benefits Committee has affirmed the denial of the claim in accordance with Section 10(d); provided, however, that an action for benefits may be brought after the Benefits Committee has failed to act on the claim within the time prescribed in Section 10(b) and Section 10(d), respectively.

Section 11	ADMINISTRATION OF THE PROGRAM.
In addition to the powers and duties otherwise set forth in the Program, the Committee shall have full power and authority to administer and interpret the Program, to establish procedures for administering the Program, to adopt and periodically review such rules consistent with the terms of the Program as the Committee deems necessary or advisable in order to properly carry out the provisions of the Program, and to take any and all necessary action in connection therewith. The Committee’s interpretation and construction of the Program and its determination of the amount of any Award thereunder shall be conclusive and binding on all persons. In its discretion, the Committee may delegate to the Vice President, Human Resources, of the Company the authority for the effective administration of the Program and for assigning responsibility to designated managers to carry out such duties.

Section 12	APPLICATION OF SECTION 409A.
(a)    General. The Program and payments hereunder are intended to be exempt from the requirements of Section 409A to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4) or otherwise. To the extent

Section 409A is applicable to the Program or any payments under the Program, it is intended that the Program and such payments comply with the deferral, payout and other limitations and restrictions imposed under Section 409A. Notwithstanding any other provision of the Program to the contrary, the Program shall be interpreted, operated and administered in a manner consistent with such intentions. Notwithstanding any other provision of the Program to the contrary, the Committee, to the extent it deems necessary or advisable in its sole discretion, reserves the right, but shall not be required, to unilaterally amend or modify the Program so that any payment qualifies for exemption from or complies with Section 409A; provided, however, that the Company makes no representations that payments under the Program shall be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to payments under the Program.
(b)    Payment Periods; Release. Whenever the Program specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company; provided that if the timing of the payment is contingent on the lapse or expiration of the revocation period for the release required under Section 5(c)(iv) and such revocation period could, as of an Eligible Employee’s Separation from Service, lapse either in the same year as the date of such Separation from Service or in the following year, the actual date of payment within the specified period shall be in such following year.
(c)    Reimbursements. All reimbursements provided under the Program shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Eligible Employee’s lifetime (or during a shorter period of time specified in the Program), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the taxable year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit.

Section 13	BASIS OF PAYMENTS TO AND FROM PROGRAM.
All benefits under the Program shall be paid by the Participating Company. The Program shall be unfunded and benefits hereunder shall be paid only from the general assets of the Participating Company. Nothing contained in the Program shall be deemed to create a trust of any kind for the benefit of Eligible Employees or create any fiduciary relationship between the Participating Company and the Eligible Employees with respect to any assets of the Participating Company. The Participating Company is under no obligation to fund the benefits provided herein prior to payment, although it may do so if it chooses. Any assets which the Participating Company chooses to use for advance funding shall not cause the Program to be a funded plan within the meaning of ERISA.

Section 14	NO EMPLOYMENT RIGHTS.
Nothing in the Program shall be deemed to give any individual the right to remain in the employ of a Participating Company or to limit in any way the right of a Participating Company to terminate an individual’s employment, which right is hereby reserved.

Section 15	NON-ALIENATION OF BENEFITS.
No benefit payable under the Program shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to make it so shall be void.

Section 16	SUCCESSORS AND ASSIGNS.
The Program shall be binding on the Company, its successors and assigns, and any parent corporation of the Company’s successors or assigns. Notwithstanding that the Program may be binding upon a successor or assign by operation of law, the Company shall require any successor or assign to expressly assume and agree to be bound by the Program in the same manner and to the same extent that the Company would be if no succession or assignment had taken place.

Section 17	NOTICES.
All notices pertaining to the Program shall be in writing and shall be deemed given if delivered by hand or mailed with postage prepaid and addressed, in the case of the Company to the address set forth in Section 9(a), attention of its Corporate Secretary, and in the case of the Eligible Employee to his or her last known address as reflected in the records of the Company.

Section 18	CHOICE OF LAW AND VENUE.
The Program and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by the laws of the United States, shall be governed by the laws of the State of Washington without giving effect to principles of conflicts of law. Employees irrevocably consent to the nonexclusive jurisdiction and venue of the state and federal courts located in the State of Washington.